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NATIONAL CITY CORPORATION                                          EXHIBIT 12.1
COMPUATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Unaudited)

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                                                                       Years Ended December 31
                                            ------------------------------------------------------------------------------
(Dollars in Thousands)                           1998           1997            1996            1995            1994
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
Income before income taxes                     $ 1,647,277     $ 1,640,033     $ 1,441,787     $ 1,208,000    $ 1,183,000
Interest on non-deposit interest
  bearing liabilities                              998,753         738,923         611,741         673,000        420,000
Portion of rental expense deemed
  representative of interest                        30,397          27,597          25,053          23,563         22,050
                                            ------------------------------------------------------------------------------
Total income for computation
  excluding interest on deposits                 2,676,427       2,406,553       2,078,581       1,904,563      1,625,050
Interest on deposits                             1,846,276       1,813,251       1,862,084       1,975,000      1,478,700
                                            ------------------------------------------------------------------------------
Total income for computation
  including interest on deposits               $ 4,522,703     $ 4,219,804     $ 3,940,665     $ 3,879,563    $ 3,103,750
                                            ==============================================================================
Fixed charges excluding interest
  on deposits                                  $ 1,029,150       $ 766,520       $ 636,794       $ 696,563      $ 442,050
                                            ==============================================================================
Fixed charges including interest
  on deposits                                  $ 2,875,426     $ 2,579,771     $ 2,498,878     $ 2,671,563    $ 1,920,750
                                            ==============================================================================

Ratio excluding interest on
  deposits                                            2.60x           3.14x           3.26x           2.73x          3.68x
Ratio including interest on
  deposits                                            1.57x           1.64x           1.58x           1.45x          1.62x

COMPONENTS OF FIXED CHARGES:
Interest:
  Interest on deposits                         $ 1,846,276     $ 1,813,251     $ 1,862,084     $ 1,975,000    $ 1,478,700
  Interest on non-deposit interest
    bearing liabilities                            998,753         738,923         611,741         673,000        420,000
                                            ==============================================================================
    Total interest charges                     $ 2,845,029     $ 2,552,174     $ 2,473,825     $ 2,648,000    $ 1,898,700
                                            ==============================================================================
Rental Expense:
  Building rental expense                         $ 92,112        $ 83,627        $ 75,918        $ 71,403       $ 66,818
  Portion of rental expense deemed
    representative of interest                    $ 30,397        $ 27,597        $ 25,053        $ 23,563       $ 22,050
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